VIVASOR, INC.

PROMISSORY NOTE

(Revolving Line of Credit)

Maximum Credit Amount: Up to $20,000,000 August 8, 2026

FOR VALUE RECEIVED, Vivasor, Inc. (the “Company”) located at 9380 Judicial Dr, San Diego, CA 92121, hereby promises to pay Scilex Holding Company (the “Holder”), a Delaware corporation, having a principal place of business at 960 San Antonio Road, Palo Alto, CA 94303, the aggregate outstanding principal amount of all advances made hereunder from time to time (as further described below), which shall not exceed twenty million dollars ($20,000,000) (the “Maximum Credit Amount”).

This PROMISSORY NOTE (as amended, restated, supplemented, modified or replaced from time to time, this “Note”) shall take effect as of August 8, 2026 (“Effective Date”).

The Note shall have a maturity date of one hundred twenty (120) months from the Effective Date (the “Maturity Date”). This Note evidences a revolving line of credit. Subject to the terms hereof, the Company may request advances under this Note (each, a “Drawdown”) at any time and from time to time prior to the Maturity Date, in multiple Drawdowns, provided that the aggregate outstanding principal balance of all Drawdowns at any time outstanding shall not exceed the Maximum Credit Amount. Amounts of principal repaid by the Company may be reborrowed, subject to the terms and conditions of this Note. Notwithstanding the foregoing, this Note is uncommitted, and the Holder shall have no obligation to fund any Drawdown; each Drawdown shall be funded only if, when, and to the extent agreed by the Holder in its sole discretion. The Company shall request each Drawdown by written notice to the Holder at the address set forth above (or such other address as the Holder may designate in writing), specifying the requested amount and proposed funding date, delivered not less than five (5) business days prior to the requested funding date (or such shorter period as the Holder may agree). Each Drawdown that the Holder agrees to fund shall be funded, as determined by the Holder, in (i) cash, (ii) freely tradable securities of the Holder, (iii) Datavault common shares currently held by the Holder or its subsidiaries, or (iv) any combination of the foregoing. The Holder shall maintain a record of the date and amount of each Drawdown and each payment of principal and interest hereunder, which record shall, absent manifest error, be conclusive evidence of the outstanding principal balance of this Note from time to time.

The Note shall bear interest on the outstanding principal balance at the rate of five percent (5%) per annum, calculated on the basis of a 360-day year and the actual number of days elapsed, accruing on each Drawdown from the date such Drawdown is funded. All outstanding principal, together with all accrued and unpaid interest, shall be due and payable in full on the Maturity Date. Any balance under the Note may be prepaid at any time and shall bear no prepayment penalty.

Upon the occurrence and during the continuance of an Event of Default (as defined below), the outstanding principal balance of this Note shall bear interest at a rate equal to the lesser of (i)

the interest rate otherwise applicable under this Note plus five percent (5%) per annum and (ii) the maximum rate permitted by applicable law (the “Default Rate”), payable on demand. Notwithstanding anything to the contrary in this Note, in no event shall the interest payable under this Note exceed the maximum rate permitted by applicable law, and any amount received by the Holder in excess of such maximum rate shall be applied to reduce the outstanding principal balance of this Note or, if no principal remains outstanding, refunded to the Company.

Payments hereunder shall be made at such place as the Holder shall designate to the Company, in writing, in lawful money of the United States of America. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

Additionally, this Note shall become immediately due and payable upon the occurrence of any of the following events (each, an “Event of Default”): (i) automatically, without any action by the Holder, upon the occurrence of the event described in clause (b) below; or (ii) upon declaration by the Holder, in the case of an event described in clause (a), (c), (d), (e) or (f) below:

(a) If the Company shall default in any of the due and punctual payments of the principal amount of, or interest on, this Note when and as the same shall become due and payable and such default is not cured within five (5) business days of the Holder giving written notice to the Company of the default; or

(b) If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days; or

(c) If the Company shall breach or fail to perform any covenant or obligation of the Company under this Note (other than as described in clause (a) above) and such breach or failure is not cured within thirty (30) days after the Holder gives written notice thereof to the Company; or

(d) If any representation or warranty made by the Company in this Note proves to have been incorrect or misleading in any material respect when made; or

(e) If the Company fails to pay when due (after giving effect to any applicable grace period) any indebtedness for borrowed money in excess of $500,000 in the aggregate, or any such indebtedness is accelerated prior to its stated maturity as a result of a default thereunder; or

(f) If a Change of Control of the Company occurs without the prior written consent of the Holder. For purposes of this Note, “Change of Control” means any transaction or series of related transactions as a result of which any person or group of affiliated persons who does not, as of the Effective Date, control the Company acquires (i) beneficial ownership of more than 50% of the outstanding voting equity securities of the Company or (ii) the ability to elect a majority of the members of the Company’s board of directors.

Except with respect to an automatic acceleration under clause (b) above, declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Company declaring the unpaid balance of the principal amount of this Note to be due. The Company agrees that a declaration of default via email from the Holder to the Company at 9380 Judicial Dr, San Diego, CA 92121, with a copy to Henry Ji at Hji@vivasor.com (or to such other persons as may be designated from time to time by the Company in writing), is acceptable written notice. Such declaration shall be deemed given upon the occurrence of any event specified in clauses (a), (c), (d), (e) or (f) above. Upon the occurrence of an Event of Default, all expenses and costs incurred by the Holder in connection with the enforcement or collection of this Note, or in any workout, restructuring, insolvency or bankruptcy proceeding relating to the Company, including actual, reasonable and documented attorneys’ fees, shall be paid by the Company.

This Note may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and permitted assigns of each such party.

The Company for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note, and agrees that this Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of California, without regard to conflict of laws principles. The Company for itself and its successors hereby expressly and irrevocably agrees that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note shall be brought solely in a federal or state court located in Santa Clara County, California. By its execution hereof, the parties hereto covenant and irrevocably submit to the personal jurisdiction of the federal and state courts located in Santa Clara County, California and agree that any process in any such action may be served upon any of them by electronic mail at 960 San Antonio Road, Palo Alto, CA 94303, with a copy to Stephen Ma at sma@scilexholding.com (or to such other persons as may be designated from time to time by the Company in writing), personally or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in California. The Company for itself and its successors expressly and irrevocably waive any claim or defense that any such jurisdiction in California is not a convenient forum for any such suit or proceeding.

EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

The Company may not assign this Note or any of its rights or obligations hereunder without the prior written consent of the Holder, and any purported assignment in violation of this sentence shall be void. The Holder may assign this Note, or any of its rights or obligations hereunder, in whole or in part, at any time without the consent of the Company, provided that the Holder shall give the Company written notice not less than three (3) business days prior to any such assignment (other than an assignment to an affiliate of the Holder, as to which no prior notice shall be required).

All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the Company shall bind its successors, whether so expressed or not.

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Holder under this Note are cumulative and not exclusive of any other rights or remedies which the Holder may have at law or in equity.

Absolute Obligation. The obligations of the Company to make payments under this Note are absolute and unconditional, are not subject to any counterclaim, set-off, deduction, recoupment or defense based upon any claim the Company may have against the Holder or any other person, and shall not be released, discharged or otherwise affected by any circumstance, except payment in full of all amounts due hereunder.

Representations and Warranties. The Company represents and warrants to the Holder, as of the Effective Date and as of the date of each Drawdown, that: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) the Company has full corporate power and authority to execute and deliver this Note and to perform its obligations hereunder, and this Note has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity; (c) the execution, delivery and performance of this Note by the Company do not and will not conflict with, or result in a breach or default under, the Company’s organizational documents or any material agreement or applicable law to which the Company is subject; and (d) no consent, approval or authorization of, or filing with, any governmental authority or other third party is required in connection with the Company’s execution, delivery or performance of this Note, other than those that have been obtained or made.

Negative Covenant. So long as any amount remains outstanding under this Note, the Company shall not, without the prior written consent of the Holder, (a) create, incur, assume or permit to exist any indebtedness for borrowed money that is senior or pari passu in right of payment to the Company’s obligations under this Note, or (b) create, incur, assume or permit to exist any lien, pledge, mortgage, security interest or other encumbrance on any of its assets to secure indebtedness for borrowed money, other than liens arising in the ordinary course of business by operation of law.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, CALIFORNIA LAW GOVERNING PREJUDGMENT ATTACHMENT (INCLUDING CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 481.010 ET SEQ.), HEREBY WAIVES ITS RIGHT TO NOTICE AND A HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

It is the intention of the Company and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Company to the Holder. The Company and the Holder agree to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

This Note constitutes the entire agreement between the Company and the Holder with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, between the Company and the Holder with respect to such subject matter.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer as of the date hereinabove set forth.

VIVASOR, INC.

By:/s/ Henry Ji, PhD

Name: Henry Ji, PhD

Title: Chairman and CEO

SCILEX HOLDING COMPANY

By:/s/ Stephen Ma

Name: Stephen Ma

Title: COO/CFO